BBX Capital, Inc. Reports Financial Results

For the First Quarter of 2022

FORT LAUDERDALE, Florida – May 10,  2022 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) reported today its financial results for the quarter ended March 31, 2022.

Selected highlights of BBX Capital’s consolidated financial results include:

First Quarter 2022 Compared to First Quarter 2021:

•	Total consolidated revenues of $75.5 million vs. $61.9 million
•	(Loss) income before income taxes of ($2.8 million) vs. $3.5 million
•	Net (loss) income attributable to shareholders of ($1.8 million) vs. $2.3 million
•	Diluted (loss) earnings per share of ($0.12) vs $0.12

Balance Sheet as of March  31, 2022

•	Cash and cash equivalents of $114.6 million
•	Note receivable from Bluegreen Vacations Holding Corporation (NYSE: BVH) of $50.0 million
•	Total consolidated assets of $532.4 million
•	Total shareholders' equity of $320.8 million
•	Fully diluted book value per share of $19.74 (1)
(1)	Fully diluted book value per share is stockholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares and unvested stock awards outstanding on March 31, 2022.

“Although our portfolio companies continued to generally experience strong demand for their products during the quarter, our businesses are experiencing higher costs and the impact of supply chain disruptions, with Renin continuing to be especially challenged by these issues, which negatively impacted our consolidated results for the quarter. We currently expect our operating results for the year to benefit from the anticipated performance of several of BBX Capital Real Estate’s existing investments and are hopeful that the momentum in demand for IT’SUGAR’s products will continue. Inflationary pressures, supply chain disruptions, increasing interest rates, and global economic uncertainty continue to present challenges for all of our portfolio companies, and we continue to focus on positioning our businesses to navigate the challenges of the current uncertain environment and to capitalize on potential opportunities for future growth. As stated previously, we remain committed to our objective of achieving long-term growth and building shareholder value,” commented Jarett S. Levan, Chief Executive Officer and President of BBX Capital, Inc.

Additional Information

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, please see BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, on May 10, 2022.

Financial Results

The following selected information relates to the financial results of the Company’s principal holdings: BBX Capital Real Estate, BBX Sweet Holdings, and Renin.

BBX Capital Real Estate -  Selected Financial Data

Selected highlights of BBX Capital Real Estate’s (“BBXRE”) financial results include:

First Quarter 2022 Compared to First Quarter 2021:

•	Revenues of $8.9 million vs. $14.5 million
•	Net profits from sales of real estate inventory to homebuilders of $4.2 million vs. $5.7 million
•	Equity in net earnings (losses) of unconsolidated real estate joint ventures of $1.5 million vs. ($0.3 million)
•	Net gains on sales of real estate assets of $1.3 million vs. $0.1 million
•	Income before income taxes of $6.4 million vs. $4.9 million

BBXRE’s operating results for the quarter ended March  31, 2022 as compared to the same 2021 period reflect an increase in equity in net earnings from unconsolidated real estate joint ventures primarily associated with the sale of single-family homes by BBXRE’s Marbella joint venture and higher gains from sales of real estate assets from the legacy portfolio of foreclosed assets. These increases were partially offset by a decrease in net profits from sales of lots to homebuilders at the Beacon Lake Community development due to a decrease in sales volume, as BBXRE sold 44 developed lots during the 2022 period compared to 128 developed lots during the 2021 period, which reflects the accelerated sale of lots in the development throughout 2021.

Jarett Levan commented, “Although BBXRE is experiencing an increase in land, construction, and development costs and is closely monitoring the potential impact of inflationary pressures and increases in interest rates on its operations, BBXRE has thus far in 2022 continued to benefit from the increase in demand for single-family and multifamily housing in Florida. In particular, the Altman Companies has delivered completed units at Altis Miramar, Altra Miramar, and Altis Little Havana, and the rental rates and volume of new leases at these communities are significantly exceeding our prior expectations. Further, the joint ventures which own these communities are currently seeking to sell these communities in 2022. In addition, during the first quarter of 2022, the Altman Companies commenced the development of a new multifamily apartment community in Naples, Florida. However, while BBXRE currently expects that its existing investments will continue to benefit from market conditions in the near term, BBXRE anticipates that it may face significant challenges as it focuses on building its investment pipeline, including its planned expansion of its investments in multifamily rental apartment communities through the Altman Companies and the development of warehouse and logistics facilities through its recently formed BBX Logistics Properties division. Although BBXRE does not expect its operating results to benefit from these growth efforts in the near term, we believe that these efforts position BBX Capital for long-term growth.”

BBX Sweet Holdings - Selected Financial Data

Selected highlights of BBX Sweet Holdings’ financial results (2) include:

First Quarter 2022 Compared to First Quarter 2021:

•	Trade sales of $29.4 million vs. $5.0 million
•	Gross margin of $11.0 million vs. $1.2 million
•	Gross margin percentage of 37.4% vs. 23.2%
•	Selling, general and administrative expenses of $12.7 million vs $1.6 million
•	Loss before income taxes of ($1.1 million) vs. ($0.4 million)
(2)	IT’SUGAR’s results of operations were included in the Company’s financial results for the three months ended March 31, 2022 and excluded from the Company’s 2 financial results for the three months ended March 31, 2021. The Company deconsolidated IT’SUGAR on September 22, 2020 as a result of IT’SUGAR filing voluntary petitions under Chapter 11 bankruptcy and reconsolidated IT’SUGAR on June 17, 2021 as a result of IT’SUGAR emerging from bankruptcy.

BBX Sweet Holdings’ operating results for the quarter ended March  31, 2022 as compared to the same 2021 period reflect an overall increase in operating losses associated with the consolidation of IT’SUGAR in the 2022 period, as IT’SUGAR has historically generated operating losses during the first quarter due to the seasonal decline in its sales, particularly during the months of January and February, and an increase in Las Olas Confections and Snacks’ cost of trade sales primarily due to higher material and labor costs,  partially offset by the recognition of a $0.9 million gain on the sale of property and equipment in the 2022 period associated with Hoffman’s Chocolates’ sale of its manufacturing facility in Greenacres, Florida.

Jarett Levan commented, “While the first quarter is historically the quarter in which IT’SUGAR generates its lowest sales during the year due to the seasonal nature of its business, we believe IT’SUGAR’s results for the first quarter continue to reflect the momentum of the recovery in its operations following the impact of the COVID-19 pandemic and its September 2020 bankruptcy filing.  In particular, during the first quarter of 2022, IT’SUGAR’s comparable store sales were approximately 30% and 16% higher than the comparable periods in 2021 and 2019, respectively, while its total revenue was approximately 27% and 41% higher than the comparable periods in 2021 and 2019, respectively (3). Further, as part of its efforts to further establish itself as a ‘retailtainment’ experience in premier destinations across the United States, IT’SUGAR has opened three new and expanded locations and executed leases for various new and expanded locations, including its third ‘candy department store’ concept in a high-traffic metropolitan area and its first location in Canada. In addition, while IT’SUGAR has experienced an increase in costs for inventory, freight, and labor, as well as its occupancy costs as a result of the expiration of  temporary relief obtained during bankruptcy, IT’SUGAR has thus far been able to mitigate the impact of these costs through price increases and higher sales volumes.”

(3)

Because IT’SUGAR’s results for the first quarter of 2021 and fiscal 2020 were significantly impacted by the COVID-19 pandemic, the Company has included a comparison of its results for the quarter ended March 31, 2022 to the comparable period in 2019 in order to include provide a comparison to a period that was not impacted by the COVID-19 pandemic.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

First Quarter 2022 Compared to First Quarter 2021:

•	Trade sales of $33.5 million vs. $38.7 million
•	Gross margin of $1.7 million vs. $6.0 million
•	Gross margin percentage of 5.1% vs. 15.6%
•	(Loss) income before income taxes of ($3.7 million) vs. $0.8 million

Renin’s operating results for the quarter ended March  31, 2022 as compared to the same 2021 period reflect a decrease in Renin’s gross margin percentage primarily as a result of increased costs of shipping and raw materials and a  decrease in Renin’s sales as a result of (i) backordered inventory resulting from supply chain disruptions, (ii) delays in shipments to customers due to ongoing price negotiations, (iii) disruptions in shipping and facilities associated with inclement weather and restrictions on business operations during January 2022 as a result of COVID-19, and (iv) one of Renin’s major customers discontinuing its purchase of certain products from Renin in late 2021.

Jarett Levan commented, “Renin’s operating results for the first quarter continue to reflect the significant challenges resulting from global supply chain disruptions and delays, increased costs related to shipping and raw materials, and overall inflationary pressures.  The adverse impact on Renin’s operating results and cash flows for the quarter resulted in Renin being unable to meet certain requirements under the terms of its credit facility, and Renin was required to amend its credit facility in May 2022, including the paydown of a portion of the outstanding balance of the term loan under the facility.  Renin is continuing to work to mitigate the adverse impacts of these factors through (i) price adjustments, (ii) the identification of alternative sources for products by diversifying its global supply chains and transferring the assembly of certain products from foreign suppliers to its own manufacturing facilities, and (iii) the consolidation of warehouse facilities. While Renin is hopeful that it will benefit from these efforts as 2022 progresses, we expect that Renin will continue to be challenged in 2022, which would be further exacerbated if inflationary pressures and economic uncertainty impact consumer demand for its products.”

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

Forward-Looking Statements

This press release contains forward-looking statements based largely on current expectations of the BBX Capital and its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would,” and words and phrases of similar import. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties, and other cautionary statements made in this report and in the Company’s other reports filed with the Securities and Exchange Commission (“SEC”). The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This press release also contains information regarding the past performance of the Company and its respective investments and operations. The reader should note that prior or current performance is not a guarantee or indication of future performance. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, and all such information should only be viewed as historical data. Future results could differ materially as a result of a variety of risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the residential and commercial real estate industry in which BBXRE develops, operates, manages, and invests in real estate, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which BBX Sweet Holdings operates. Risks and uncertainties include risks relating to public health issues and general economic uncertainties, including, in particular, the COVID-19 pandemic and current inflationary trends.  It is not currently possible to accurately assess the expected duration and effects of the COVID-19 pandemic or the uncertain economic environment which create a number of risks that could adversely impact our businesses. These include impacts on (i) consumer demand, (ii) disruptions in global supply chains, (iii) employee absenteeism and a general labor shortage, (iv) disruptions in credit and capital markets, (v) customer retention and (vi) heighten cybersecurity risks. The duration and severity of the pandemic, current inflationary pressures, increasing interest rates,  as well as the resulting adverse impact on economic and market conditions, are uncertain, and the Company may continue to be adversely impacted by these conditions in future periods. At this time we are also not able to predict whether the COVID-19 pandemic or the current economic conditions will result in prolonged changes in our customers’ behavior, which may include prolonged decreases in discretionary spending and reductions in demand for retail store and confectionery products, home improvement products or real estate, each of which would have a material adverse impact on our business, operating results and financial condition. In addition, current inflationary trends may adversely impact our results of operations. BBXRE has experienced a significant increase in commodity and labor prices, which has resulted in higher development and construction costs, and increasing interest rates may adversely impact demand for real estate and its developments. IT’SUGAR has experienced an increase in the cost of inventory and freight, and Renin’s has experienced a significant increase in costs related to shipping and raw materials.  These inflationary trends could have a material effect on the Company’s results of operations and financial condition if the Company is not able to increase prices to its customers to offset the increase in its costs.  Any downturn in the economic environment may also have a significant adverse impact on the gross margins of the Company’s operating businesses, particularly if an economic downturn is prolonged in nature and impacts consumer demand, materially disrupts the supply chain for the Company’s operating businesses’ products and raw materials, delays the production and shipment of products and raw materials from foreign suppliers or increases shipping costs. Labor is one of the primary components of our expenses. A number of factors may adversely affect the labor force available to us or increase our labor costs, including high unemployment levels, federal unemployment subsidies and other government regulations. A sustained labor shortage or increased turnover rates, whether caused by COVID-19, inflationary pressures, or as a result of general macroeconomic conditions or other factors could lead to increased costs, such as increased overtime pay to meet demand and increased wage rates to attract and retain employees, or negatively affect our operations or adversely impact our business and results. Further, any mitigation measures we take in response to a decrease in labor availability or an increase in labor costs may be unsuccessful and could have negative effects.

Reference is also made to the other risks and uncertainties described in BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended March  31, 2022, which will be filed on May 10, 2022, and then will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, as well as BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on March 16, 2022,  which is currently available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.  The Company cautions that the foregoing factors are not exclusive, and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended March  31, 2022 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	29,357	33,488	2,905	(1)	65,749
Sales of real estate inventory	6,470	—	—	—	—	6,470
Interest income	545	—	—	—	604	1,149
Net gains on sales of real estate assets	1,329	—	—	—	—	1,329
Other revenue	516	—	—	445	(182)	779
Total revenues	8,860	29,357	33,488	3,350	421	75,476
Costs and expenses:
Cost of trade sales	—	18,373	31,774	859	—	51,006
Cost of real estate inventory sold	2,235	—	—	—	—	2,235
Interest expense	—	247	566	1	(278)	536
Recoveries from loan losses, net	(648)	—	—	—	—	(648)
Impairment losses	—	64	—	—	—	64
Selling, general and administrative expenses	2,398	12,675	4,660	1,999	5,632	27,364
Total costs and expenses	3,985	31,359	37,000	2,859	5,354	80,557
Operating income (losses)	4,875	(2,002)	(3,512)	491	(4,933)	(5,081)
Equity in net earnings of unconsolidated real estate joint ventures	1,532	—	—	—	—	1,532
Other (expense) income	(13)	872	—	2	123	984
Foreign exchange loss	—	—	(189)	—	—	(189)
Income (loss) before income taxes	$6,394	(1,130)	(3,701)	493	(4,810)	(2,754)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended March  31, 2021 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	4,982	38,691	2,241	—	45,914
Sales of real estate inventory	13,535	—	—	—	—	13,535
Interest income	475	—	—	—	1,175	1,650
Net gains on sales of real estate assets	105	—	—	—	—	105
Other revenue	398	—	—	430	(157)	671
Total revenues	14,513	4,982	38,691	2,671	1,018	61,875
Costs and expenses:
Cost of trade sales	—	3,828	32,656	409	—	36,893
Cost of real estate inventory sold	7,858	—	—	—	—	7,858
Interest expense	—	26	410	1	(147)	290
Recoveries from loan losses, net	(508)	—	—	—	—	(508)
Selling, general and administrative expenses	1,974	1,571	4,304	1,506	3,843	13,198
Total costs and expenses	9,324	5,425	37,370	1,916	3,696	57,731
Operating income (losses)	5,189	(443)	1,321	755	(2,678)	4,144
Equity in net losses of unconsolidated real estate joint ventures	(271)	—	—	—	—	(271)
Other income (expense)	—	26	—	(1)	38	63
Foreign exchange loss	—	—	(480)	—	—	(480)
Income (loss) before income taxes	$4,918	(417)	841	754	(2,640)	3,456